Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”) effective as of the 28th day of February, 2017 (the “Effective Date”) by and between TSR, Inc., a Delaware corporation, with offices at 400 Oser Avenue, Hauppauge, New York 11788 (the “Corporation”) and Christopher Hughes, residing at 18 Westview Road, Northport, NY (“Executive”).

WITNESSETH:

WHEREAS, Executive is employed by the Corporation pursuant to the terms of an employment agreement effective as of the 1st day of March, 2012 between Executive and the Corporation (the “Employment Agreement”);

WHEREAS, the Term (as defined in the Employment Agreement) of the Employment Agreement is scheduled to expire, in accordance with its terms, on February 28, 2017; and

WHERAS, the Corporation and Executive desire to extend the expiration of the Term from February 28, 2017 to March 31, 2017.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the Corporation and Executive agree as follows:

1.         Amendment to Employment Agreement. As of the Effective Date, the Employment Agreement is amended as follows:

Paragraph 3 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“Executive shall be employed for a term of five (5) years and one (1) month, commencing as of the 1st day of March, 2012 and ending on the 31st day of March, 2017 (the “Term”), unless his employment is terminated prior to the expiration of the Term pursuant to the provisions hereof.”

2.         No Additional Modifications. Except as specifically modified herein, all of the terms, covenants and conditions set forth in Employment Agreement shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Effective Date.

/s/ Christopher Hughes
Christopher Hughes

TSR, Inc.

By:	/s/ Joseph Hughes
Name:	Joseph Hughes
Title:	Chairman